Exhibit (a)(1)(O)
Supplement to the Offer to Purchase Dated January 22, 2007
CGEA INVESTOR, INC.
a wholly owned subsidiary of
CGEA HOLDINGS, INC.
Has Increased the Price of Its Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
ElkCorp
to
$42.00 Net Per Share in Cash
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT,
NEW YORK CITY TIME, ON FEBRUARY 14, 2007, UNLESS EXTENDED.
     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES (ASSUMING EXERCISE OF ALL OUTSTANDING OPTIONS AND ISSUANCE OF ALL SHARES IN RESPECT OF PERFORMANCE AWARDS, WHETHER OR NOT VESTED OR THEN EXERCISABLE) AT THAT TIME (THE “MINIMUM TENDER CONDITION”). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THE OFFER TO PURCHASE.
     THIS OFFER IS BEING MADE PURSUANT TO THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 15, 2007 AS AMENDED BY THE FIRST AMENDMENT THERETO, DATED AS OF JANUARY 21, 2007 (AS SO AMENDED, THE “AMENDED MERGER AGREEMENT”), AMONG THE COMPANY, PURCHASER AND PARENT PURSUANT TO WHICH PURCHASER WILL MERGE WITH AND INTO THE COMPANY (THE “MERGER”). THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”), ACTING UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE (THE “SPECIAL COMMITTEE”), HAS UNANIMOUSLY (WITH TWO DIRECTORS WHO ARE SENIOR EXECUTIVES TO THE COMPANY ABSTAINING) RECOMMENDED THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

IMPORTANT
     Any stockholder of the Company desiring to tender Shares should either (i) complete and sign the original (blue) or revised (blue) Letter of Transmittal or a facsimile thereof in accordance with its instructions and deliver the Letter of Transmittal with the stock certificates representing the Shares and all other required documents to Mellon Investor Services LLC, the depositary for the Offer (the “Depositary”), or follow the procedures for book-entry transfer set forth in Section 3 “Procedure for Accepting the Offer and Tendering Shares” of the Offer to Purchase, as amended by this Supplement or (ii) if applicable, provide instructions to tender such Shares pursuant to the procedures for Shares held in the Company’s Employee Stock Ownership Plan (the “ESOP”) as set forth in Section 3 “Procedure for Accepting the Offer and Tendering Shares” of the Offer to Purchase, as amended by this Supplement or (iii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.
     Although the original (blue) Letter of Transmittal and the original Notice of Guaranteed Delivery previously circulated with the Offer to Purchase refer only to the Offer to Purchase, stockholders using such documents to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer and will receive the increased Offer Price per Share described in this Supplement, if Shares are accepted for payment and paid for by Purchaser pursuant to the Offer. Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of the Offer. Stockholders are not required to take any further action with respect to such tendered Shares in order to receive the Offer Price of $42.00 per Share if Shares are accepted for payment and paid for by Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.
     Any stockholder of the Company who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedures set forth in Section 3 “Procedure for Accepting the Offer and Tendering Shares” of the Offer to Purchase, as supplemented by Section 3 of this Supplement.
     Questions and requests for assistance may be directed to InnisFree M&A Incorporated, the information agent for the Offer (the “Information Agent”), at its address and telephone number set forth on the back cover of this Supplement. Additional copies of the Offer to Purchase, this Supplement, the revised (blue) Letter of Transmittal, the revised Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
     A SUMMARY TERM SHEET DESCRIBING THE PRINCIPAL TERMS OF THE OFFER, AS AMENDED, APPEARS ON PAGES 1 THROUGH 4 OF THE OFFER TO PURCHASE, AND ON PAGES 1 AND 2 OF THIS SUPPLEMENT. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

The Information Agent for the Offer is:
Innisfree M&A Incorporated
January 22, 2007

SUMMARY TERM SHEET
     Pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of January 15, 2007 as amended by the First Amendment thereto, dated as of January 21, 2007 (as so amended, the “Amended Merger Agreement”), by and among ElkCorp, a Delaware Corporation (the “Company”), CGEA Investor, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of CGEA Holdings, Inc., a Delaware Corporation (“Parent”), Purchaser is amending its offer to purchase all of the outstanding shares of the Company’s common stock to increase the offer price to $42.00 per Share, net to the seller in cash without interest (the “Offer Price”), less applicable withholding taxes. The following are some of the questions you, as a stockholder of the Company, may have about these amendments and answers to those questions. We urge you to read carefully the remainder of this Supplement, the Offer to Purchase dated January 18, 2007, and the accompanying revised (blue) Letter of Transmittal in their entirety because the information in this Summary Term Sheet is not complete. Additional important information is contained in the remainder of this Supplement, the Offer to Purchase and the accompanying revised (blue) Letter of Transmittal. The following Summary Term Sheet amends and supplements the sections entitled “Summary Term Sheet” and “Questions and Answers” in the Offer to Purchase.
How have you amended the Offer?
     On January 21, 2007, Purchaser, Parent and the Company entered into the First Amendment. Pursuant to the First Amendment, Purchaser is amending its tender offer to increase the offer price from $40.50 per Share to $42.00 per Share in cash.
If I already tendered my Shares in the original offer, do I have to do anything new?
     No. Company stockholders do not have to take any action regarding any Shares previously validly tendered and not withdrawn. If the Offer is completed, these Shares will be accepted for payment and such stockholder will receive the increased Offer Price of $42.00 per Share, net to the seller in cash without interest, less any applicable withholding taxes.
Does the Company’s Board of Directors recommend that I tender my Shares in connection with the amended Offer?
     Yes. The Board, acting upon the unanimous recommendation of the Special Committee, has unanimously (with two directors who are senior executives to the Company abstaining) recommended that the stockholders of the Company accept the offer and tender their Shares pursuant to the Offer.
Has the expiration date of the Offer been changed?
     No. The expiration date of the amended Offer remains at midnight, New York City time, on February 14, 2007, unless the amended Offer is extended.
Who can I talk to if I have questions about the tender offer?
     You can call Innisfree M&A Incorporated, our Information Agent, toll-free at (888) 750-5834, or collect at (212) 750-5833 with any questions you may have.

INTRODUCTION
     The following information amends and supplements the Offer to Purchase, dated January 18, 2007, of CGEA Investor, Inc. (“Purchaser”), a Delaware corporation and wholly owned subsidiary of CGEA Holdings, Inc. (“Parent”), pursuant to which Parent is offering to purchase all the issued and outstanding shares of common stock, par value $1.00 per share (the “Common Stock”), of ElkCorp, a Delaware corporation (the “Company”), and the associated Series A Participating Preferred Stock purchase rights (the “Rights” and, together with the Common Stock, the “Shares”) at a price of $42.00 per Share, net to the seller in cash (less applicable withholding taxes and without interest). The terms and conditions of the offer are described in the Offer to Purchase, dated January 18, 2007 (the “Offer to Purchase”) and the related original (blue) Letter of Transmittal, as amended and supplemented by the Supplement to the Offer to Purchase, dated January 22, 2007 (the “Supplement”), and related revised (blue) Letter of Transmittal (which, together with the Offer to Purchase and the Supplement, and any amendments or supplements thereto, collectively constitute the “Offer”). Capitalized terms used and not otherwise defined in this Amended Schedule TO shall have the same meanings assigned to such terms in the Schedule TO or the Offer to Purchase. The Offer is made pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of January 15, 2007 as amended by the First Amendment thereto, dated as of January 21, 2007 (as so amended, the “Amended Merger Agreement”), among the Company, Purchaser and Parent. Capitalized terms used and not defined herein shall have the meanings assigned such terms in the Offer to Purchase and the Supplement.
     Except as otherwise expressly set forth in this Supplement and in the revised (blue) Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase and the related original (blue) Letter of Transmittal remain applicable to the Offer. This Supplement should be read carefully in conjunction with the Offer to Purchase. Capitalized terms used herein and not otherwise expressly defined shall have the meaning set forth in the Offer to Purchase.
     Procedures for tendering Shares are set forth in Section 3 of the Offer to Purchase, as supplemented by Section 3 of this Supplement. Tendering stockholders may continue to use the original (blue) Letter of Transmittal and the original Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or they may use the revised (blue) Letter of Transmittal and the revised Notice of Guaranteed Delivery circulated with this Supplement. Although the Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, stockholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer and will receive the increased offer price per Share described in this Supplement, if Shares are accepted for payment and paid for by Purchaser pursuant to the Offer.
     STOCKHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED SHARES PURSUANT TO THE OFFER AND NOT PROPERLY WITHDRAWN SUCH SHARES HAVE VALIDLY TENDERED SUCH SHARES FOR PURPOSES OF THE OFFER, AS SUPPLEMENTED BY THIS SUPPLEMENT, AND NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE INCREASED OFFER PRICE OF $42.00 PER SHARE PURSUANT TO THE OFFER, IF SHARES ARE ACCEPTED AND PAID FOR BY PURCHASER PURSUANT TO THE OFFER. THE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 14, 2007, UNLESS EXTENDED.
     THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”), ACTING UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE (THE “SPECIAL COMMITTEE”), HAS UNANIMOUSLY (WITH TWO DIRECTORS WHO ARE SENIOR EXECUTIVES TO THE COMPANY ABSTAINING) RECOMMENDED THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
     THE OFFER TO PURCHASE, THIS SUPPLEMENT AND THE RELATED REVISED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER
1. Terms of the Offer.
     The discussion set forth in Section 1 of the Offer to Purchase is hereby amended and supplemented as follows:
     The Offer Price has been increased to $42.00 per Share, net to the seller in cash without interest, less required withholding taxes, from the Purchaser’s original Offer Price of $40.50 per Share. Upon the terms and subject to the conditions of the Offer (including, if the Offer is further extended or amended, the terms and conditions of any such extension or amendment), all stockholders whose Shares are validly tendered and not withdrawn (including Shares tendered prior to the date of this Supplement) in accordance with the procedures set forth in Section 3 of the Offer to Purchase, as supplemented by Section 3 of this Supplement, on or prior to the Expiration Date will receive the increased Offer Price.
     The Amended Merger Agreement provides that the Offer is subject to the conditions, among others, that at the expiration of the Offer there shall have been validly tendered in the Offer and not properly withdrawn at least a majority of the total number of Shares (assuming exercise of all outstanding options and issuance of all performance shares, whether or not vested or then exercisable) at that time (the “Minimum Tender Condition”).
2. Acceptance for Payment and Payment.
     Purchaser will accept for payment and pay for the Shares in the Offer as set forth in Section 2 to the Offer to Purchase.
3. Procedures for Accepting the Offer and Tendering Shares.
     The discussion set forth in Section 3 of the Offer to Purchase is hereby amended and supplemented as follows:
     The revised (blue) Letter of Transmittal and the revised Notice of Guaranteed Delivery distributed with this Supplement may be used to tender Shares. Tendering stockholders may also continue to use the original (blue) Letter of Transmittal and the original Notice of Guaranteed Delivery previously distributed with the Offer to Purchase to tender Shares.
4. Withdrawal Rights.
     The withdrawal rights pursuant to the Offer are set forth in Section 4 of the Offer to Purchase.
5. Certain U.S. Federal Income Tax Consequences of the Offer and the Proposed Merger.
     A summary of the principal federal income tax consequences of the Offer is set forth in Section 5 of the Offer to Purchase.
6. Price Range of the Shares.
     The discussion set forth in Section 6 of the Offer to Purchase is amended and supplemented as follows:
     On January 19, 2007, the last full day of trading prior to the public announcement of the execution of the First Amendment and the amendment to the terms of the Offer upon the terms set forth in this Supplement, the reporting closing price was $42.68 per Share.

7. Effect of Offer on the Market for the Shares; NYSE Listing, Margin Regulations; Exchange Act Registration.
     General information concerning the Effect of the Offer on the Market for the Shares is set forth in Section 7 of the Offer to Purchase.
8. Certain Information Concerning the Company.
     General information concerning the Company is set forth in Section 8 of the Offer to Purchase.
9. Certain Information Concerning the Purchaser and Its Affiliates.
     General information regarding Purchaser and its affiliates is set forth in Section 9 of the Offer to Purchase.
10. Background of the Offer; Contacts with the Company.
     The discussion set forth in Section 10 of the Offer to Purchase is hereby amended and supplemented as follows:
     On January 18, 2007, an affiliate of Building Materials Corporation of America (“BMCA”) commenced an unsolicited tender offer to purchase all outstanding Shares at $42.00 per Share. On the same day, BMCA terminated its previous tender offer of $40.00 per share. On that same day, Purchaser commenced a tender offer to purchase all outstanding Shares at $40.50 per Share.
     In the evening of January 20, 2007, Purchaser informed the Board that it intended to increase the Offer Price to $42.00 per Share.
     In the evening of January 21, 2007, Purchaser, Parent and the Company executed the Amended Merger Agreement, pursuant to which Purchaser increased the price of its cash tender offer for all of the outstanding shares of common stock of the Company to $42.00 per share
11. Purpose of the Offer; Plans for the Company.
     The discussion set forth in Section 11 of the Offer to Purchase is hereby amended and supplemented as follows:
12. Source and Amount of Funds.
     The discussion set forth in Section 12 of the Offer to Purchase is hereby amended and supplemented as follows:
     If all Shares, on a fully-diluted basis, are tendered to and purchased by Purchaser pursuant to the Offer, the aggregate purchase price, together with estimated related fees and expenses, will be approximately $954 million.
     Purchaser intends to obtain all funds required to complete the purchase of the Shares at the increased Offer Price pursuant to the Offer and the Merger through a combination of equity investment to be provided by Carlyle Partners IV, L.P. (“Sponsor”) and debt financing to be provided by Bank of America, N.A., Merrill Lynch Capital Corporation, Banc of America Securities LLC, General Electric Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Second Amended and Restated Equity Commitment Letter and the Second Amended and Restated Debt Commitment Letter attached hereto as Exhibits (b)(1)(C) and (b)(1)(D) respectively, describe the terms of the equity investment and debt financing.

13. Dividends and Distributions.
     General information concerning the Company is set forth in Section 13 of the Offer to Purchase.
14. Certain Conditions to the Offer.
     A discussion of the dividends and distributions is set forth in Section 14 of the Offer to Purchase.
15. Certain Legal Matters; Required Regulatory Approvals.
     A discussion of the appraisal rights of stockholders in the Offer and Merger is set forth in Section 15 of the Offer to Purchase.
16. Certain Regulatory and Legal Matters.
     A discussion of the appraisal rights of stockholders in the Offer and Merger is set forth in Section 16 of the Offer to Purchase.
17. Appraisal Rights.
     A discussion of the appraisal rights of stockholders in the Offer and Merger is set forth in Section 17 of the Offer to Purchase.
18. Fees and Expenses.
     A discussion of the fees and expenses related to the Offer is set forth in Section 18 of the Offer to Purchase.
19. Miscellaneous.
     The discussion set forth in Section 19 of the Offer to Purchase is amended and supplemented as follows:
     Purchaser and Parent have filed with the Commission an amendment to the Tender Offer Statement on Schedule TO furnishing additional information with respect to the Offer, and may file further amendments thereto with respect to the Offer. The Schedule TO and any and all amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Securities Exchange Commission.
     Except as modified by this Supplement and any amendments to the Schedule TO, the terms and conditions set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase and the revised (blue) Letter of Transmittal.

January 22, 2007	CGEA HOLDINGS, INC.
CGEA INVESTOR, INC.